Exhibit 10.73

ING international assignments

Long-Term Assignment Policy

Long-Term Assignment Policy

Contents

Introduction	5
Policy management principles	6
Assignment roles and responsibilities	7
Terms of employment	9
Basic principles	9
Taxes	9
1. Pre-assignment preparation	10
International assignment selection, approval and contract	10
Pre-assignment briefings	10
Medical check-up	11
Passport, visas, work permits and licences	11
Driving licence	11
Pre-assignment visit	11
Destination Services	12
Cultural awareness and language training	12
2. Relocation	13
Home country housing	13
Moving and storing personal goods	13
Relocation allowance	14
Temporary accommodation	15
Relocation assistance	15
3. Compensation	16
Balance sheet and base salary	16
Bonus	16
Equity based awards	16
4. Benefits	17
Host country housing	17
White goods	18
Utilities	18
Domestic and security staff	18
Company car	19

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Long-Term Assignment Policy

Spouse Assistance Programme	19
Children’s education	20
Club membership	20
Personnel benefits	21
Long service gratuity	21
5. Travel and leave	22
ING Travel Policy	22
Passenger profile	22
Class of travel	22
Local transport	22
Booking	22
Exchanging tickets	22
Incentives	22
Annual leave	23
Home leave	23
Sick leave	24
Maternity leave	24
Compassionate leave	24
Rest and recuperation (R&R)	24
Public holidays	25
6. Insurance and Pension	26
Medical insurance	26
Travel insurance	26
Social security	26
Pension	27
Life insurance	27
Private insurance	27
7. Repatriation, reassignment and localisation	28
Repatriation	28
Reassignment	28
Localisation	29
Termination of employment	29
Glossary	30

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Long-Term Assignment Policy

Further information	32
Supporting documents	32
International HR advisors	32

Revised version effective 13th October 2010

Long-Term Assignment Policy

Introduction

International Assignments are vital to ING. They allow the business to get the people with the right skills and knowledge in the right places, at the right times.

An international assignment should be successful and fulfilling for assignees, their dependent families and the business. This Long-Term Assignment Policy is one of a suite of policies providing a global framework for managing assignments consistently and fairly.

To help ensure a coherent approach to assignments around the world, ING’s international HR (IHR) function provides dedicated and professional advice to assignees and puts policy guidelines into action.

About long-term assignments

A long-term assignment will be, on average, three years to a maximum of five years. It is used for a variety of reasons, including leadership development and the transfer of critical skills around ING globally. If the assignment extends beyond five years, the assignee will be repatriated, reassigned or, if appropriate, employed on a local contract – ‘localised’.

Dependent Family

On a long-term assignment, assignees will generally be accompanied by their dependent spouse or partner and dependent children (if any). ING supports the assignee’s dependent spouse/partner and dependent children up to 25 years old who are accompanying the assignee on assignment. Dependent family not accompanying the assignee or dependent family leaving the host location during the assignment will in principle not be covered by any of the services/support as outlined in this policy.

Career development

As well as establishing a clear business case for each assignment, business line managers and HR consultants will work with assignees to evaluate the impact of an international assignment on individual career development.

Exposure to other cultures, both within and outside of ING, and the opportunity to contribute to the success of the host country business, offer the potential to enhance long term career prospects.

Revised version effective 13th October 2010

Long-Term Assignment Policy

Policy management principles

A number of principles and processes are in place to make sure that a set of standard global conditions apply to all international assignees.

No loss, no gain

Assignees will maintain, as a minimum, the equivalent of their normal base pay and benefits while on assignment – in line with colleagues in their home location.

Fairness

As well as adopting fairness as a principle for our assignees, families can play a crucial role in the success of an assignment. They too will be treated fairly.

Exception management

ING recognises that, from time to time, special circumstances may require policy guidelines to be flexible. However, exceptions will be kept to a minimum and will be monitored by home and host IHR and reported to International Mobility Business Management (IMBM).

Authorisation of long-term assignments will be at the discretion of home and host country line management and respective HR functions.

Compliance

Assignees must comply with any legal regulations regarding visas, work and residency permits, and tax and social security.

Policy updates

From time to time ING will review and, where appropriate, amend the terms and conditions outlined in the various international mobility policies. Assignees will be advised of any changes that have a direct bearing on them.

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Long-Term Assignment Policy

Assignment roles and responsibilities

Host and home line management

Host and home line management are responsible for determining the business needs and objectives of a long-term assignment and have overall managerial and cost responsibility.

While an individual is on assignment, home and host line managers will work closely with IHR and HR consultants to manage the annual review process. Assignees will also have a home sponsor who will play an important role in monitoring their performance throughout the assignment.

Assignees

Although assignees will get plenty of practical support along the way, it is really up to the individual to make a success of their assignment and meet the objectives agreed with home and host business lines. Assignees should:

•	Be familiar with and comply with ING policies and the legal and fiscal rules in home and host countries

•	Use ING designated service providers

•	Inform IHR of any changes to personal details.

International HR advisors (IHR advisors)

International HR advisors are experts in the field of assignment management and provide advice and ‘hands-on’ support. Assignees may contact their designated home IHR advisor for assistance at any time during the assignment.

Working from International Assignment Centres (IACs), IHR advisors provide the business line with a cost projection for each assignment and determine individual total net assignment income. They also ensure that policies and procedures are applied consistently.

Host and home HR consultants

Home and host HR consultants are responsible for all HR issues related to an assignee’s home and host employment terms and conditions.

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Long-Term Assignment Policy

External providers

ING has appointed external service providers to provide international healthcare and removal and shipping. Depending on the requirements of a particular assignment, other suppliers are engaged locally and cover such areas as:

•	Language training

•	Cultural awareness training

•	Medical check-ups

•	Tax advice

•	Relocation assistance

•	Travel insurance.

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Long-Term Assignment Policy

Terms of employment

Basic principles

While on assignment, an assignee’s home country letter of employment will remain effective. It will, however, be supplemented by a long-term assignment letter outlining specific terms of the assignment, such as position, responsibilities, compensation and assignment duration. The letter will be signed by the assignee, home and host line management and the home IHR advisor before an assignment begins.

If there are any major changes to the assignment, including a review of the terms or the length, assignees will receive a new long-term assignment letter from their home IHR advisor.

As a guiding principle, assignees will be no better or worse off than if they had remained in the home country. ING will provide additional allowances to cover assignees and their accompanying dependent families against higher costs. A detailed balance sheet will show assignees how ING works out individual assignment compensation packages based on current base salary. The balance sheet factors in key elements such as hypothetical tax and social security, hypothetical home housing, cost-of-living indices and exchange rates to make sure assignees do not lose out in terms of purchasing power and standard of living. In addition, depending on the host location, long-term assignees may receive a hardship allowance. The balance sheet calculation is demonstrated in detail in a separate document: ‘ING international assignments – The Balance Sheet’.

Taxes

ING operates a ‘net pay policy’ (NPP), to which tax equalisation applies. This ensures assignees pay no more or less tax than would have been payable if they had remained solely in the home country.

Before beginning an assignment, assignees will be allocated an external tax advisor who will provide home tax preparation services in the first and last year of the assignment and host tax preparation services for the duration of the assignment. The tax advisor will ensure compliance with the conditions in the host location and the home country. A calculation of hypothetical tax (the tax assignees would have paid had they stayed at home on their home package) will be made and ING will be responsible for any tax liability on ING income. Assignees must meet any tax obligation arising from personal income.

Assignees are expected to maintain adequate personal records of data required for the preparation and examination of income tax returns while on assignment with ING. This information should be provided complete and in good time. ING will not pay any fines or penalties that arise as a result of a violation of fiscal law by you (e.g. late filing).

Revised version effective 13th October 2010

Long-Term Assignment Policy

1. Pre-assignment preparation

International assignment selection, approval and contract

An international assignment will be proposed and approved on the strength of the business case. This should be clearly defined in the assignment objectives and forms part of the assignee’s annual performance evaluation. Making the right assignment is a combination of several criteria.

•	Business purpose

•	Individual skills

•	Individual development

•	Financial considerations

•	Family issues.

Assignments are agreed between the assignee and ING and formalised in an assignment letter that outlines the specific terms of the assignment role. The letter covers position, responsibility, compensation and assignment duration and is signed by the assignee, home and host line management and the home IHR advisor. The long term assignment policy is incorporated into the assignees assignment letter.

Pre-assignment briefings

Informal briefings take place during the selection and approval process and will be followed by a formal briefing for the assignee and the assignee’s spouse/domestic partner.

Briefings are customised to the assignment and will cover the whole spectrum of issues involved in living and working abroad. This can include compensation and benefits, relocation assistance, housing, schooling, tax assistance, social security, medical insurance and any other relevant family-related issues. The briefing(s) will be organised and delivered by the designated home IHR advisor.

The assignee’s external tax advisor will, where necessary, provide home tax preparation services in the first and last year of the assignment and host tax preparation services for the duration of the assignment.

Assignees travelling to extreme hardship locations should contact the ING Corporate Security department – the home IHR advisor will provide contact details.

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Long-Term Assignment Policy

Medical check-up

Some countries require assignees to have a medical check-up as part of the immigration process. Should the home country medical plan not cover these costs, assignees will be reimbursed for any expenses incurred in obtaining required examinations or immunisations.

Passport, visas, work permits and licences

Most countries require that a work permit and/or visa be obtained before a non-resident can live and work in the host country for an extended period of time. To be compliant with local law, assignees must provide relevant documentation and complete all required immigration forms on time. The host IHR advisor and host HR consultant will be able to provide support.

Approving work permits and visas can take between six weeks and three months, during which time assignees will not be able to begin work in the host country. Assignees must also hold a current passport, which must remain valid for at least six months beyond the projected end date of the assignment.

ING cannot sponsor family members for work permits, but IHR advisors will be able to offer advice and support to spouses or partners regarding work-related issues wherever possible.

Assignees will be reimbursed for any costs incurred in obtaining any requisite permits and licences.

Driving licence

If required, assignees are responsible for obtaining an international driver’s licence, road or parking permits and vehicle insurance in the host country. The appropriate embassy or consulate should be able to provide relevant information. The cost of such items will be covered by a relocation allowance.

Pre-assignment visit

Once the assignment letter has been signed, the assignee and their spouse or partner, if applicable, will be encouraged to make a pre-assignment visit to the host country. This is particularly important if the assignment is expected to be relatively long, or if neither the assignee nor spouse/partner have been to the country before.

The assignee should use this visit to familiarise themselves with the surroundings and to look for housing and schools. They should also take this opportunity to introduce themselves to their new team and visit their local HR department.

Revised version effective 13th October 2010

Long-Term Assignment Policy

Pre-assignment visits will be approved and co-ordinated by the home IHR advisor. A designated relocation agent or a host HR consultant will facilitate the visit and provide an agreed agenda prior to the visit.

Destination Services

ING has decided that based on prior assignees feedback and competitor practise that all assignees must be granted the services of a destination service agent. This agent will guide you on finding suitable schools, doctors, dentists, shopping, local transport, driving license and recreational facilities, etc.

Cultural awareness and language training

Adapting to a new culture can be the most challenging and the most rewarding part of an international assignment. Understanding cultural differences and intercultural sensitivities is extremely important. Cultural awareness training is designed to smooth the transition for assignees and any accompanying dependent family; explaining traditions, (business) customs, religion and political philosophy.

Assignees and accompanying dependent family will also be offered some language training to help them make the most of their stay abroad.

All training and assistance will be organised and approved by the home IHR advisor and ING will cover the cost.

Revised version effective 13th October 2010

Long-Term Assignment Policy

2. Relocation

Home country housing

Assignees must decide what to do with their home country housing while on assignment. For homeowners, there are three alternatives.

•

Sell the property – ING will cover legal and agency costs to a set maximum limit (but will not bear any cost in relation to tax). Assignees should consult with their home IHR advisor before making any commitments regarding the sale of their property. The company will not assist with the purchase of a home upon repatriation.

•	Rent the property – ING will cover the initial agency costs for finding tenants (but will not bear the cost of ongoing management fees).

•	Leave the property vacant – in which case ING will not support any associated costs.

If assignees rent their home and are unable to terminate any rental agreement before an assignment starts, ING will meet the costs associated with penalties for premature notice periods.

Any financial support offered will only apply to decisions made before the assignee moves to the host country.

Moving and storing personal goods

Before organising an international move, assignees should consider that most countries will not allow household goods to be imported prior to receipt of residency permits.

ING will meet moving costs for the contents of a 40ft container by sea freight or a 60m3 container by road. ING will also cover reasonable costs associated with packing and unpacking, transit insurance and storage upon arrival in the host country. Note: the same limit will apply for the return home.

If assignees ship less than the designated limit, ING will pay for storage of the balance and cover transport in and out of storage and insurance. Assignees will be responsible for the cost of removing goods during the storage period.

ING will not pay for moving heavy or bulky hobby equipment, cars, recreational vehicles, or office items. Nor will it pay for items that require excessive insurance costs, such as jewellery, works of art, coin or stamp collections. Assignees should not ship any items that are illegal in the host country, for example, guns.

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Long-Term Assignment Policy

Where duty is assessed, ING will pay duty levied on existing regular personal and household goods. Duty on luxury items (such as liquor, wine, antiques) or an excessive quantity of goods that exceed duty free limits will be the assignee’s responsibility.

Assignees transporting household pets or livestock on assignment are responsible for all of the costs involved, including inoculations and quarantine. Assignees must make sure they are aware of the customs rules and restrictions.

The home IHR advisor will help assignees with removal and storage arrangements. ING has a global contract with a designated supplier and full details of the removal policy can be found at: www.nedvan.com/ING

Relocation allowance

This allowance recognises that assignees may have extra, unforeseen costs associated with going on assignment. It can be used to cover such items as:

•	Cleaning and other expenses related to leaving the home country property and preparing host country accommodation

•	Insurance evaluations for high-value items that assignees may be shipping or storing

•	Additional luggage

•	Altering fixtures and fittings in host accommodation.

The relocation allowance will be one-twelfth of the assignee’s gross income as displayed on the balance sheet, paid net in the home currency. The actual amount will be subject to the maximum limit of the assignee’s gross income quoted in table 1.

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Long-Term Assignment Policy

Table 1

Country	Currency	Amount
Eurozone countries	Euro	126,000
United Kingdom	GBP	94,500
United States	USD	126,000
Hong Kong	HKD	945,000
Japan	JPY	14,700,000
Singapore	SGD	210,000
Other countries	Euro	126,000

Temporary accommodation

If necessary, IHR advisors will arrange for assignees to stay in temporary accommodation either before leaving the home country and/or immediately on arrival in the host country. This will typically be a hotel or serviced apartment for a period of up to two months. Extensions of this period must be arranged and approved through the designated IHR advisor. During the assignee’s stay in a hotel, the assignee and any accompanying dependent family is entitled to a reimbursement of the actual costs or a daily allowance, based on the daily allowance amounts that ING uses for business travellers. If assignees and their accompanying dependent family stay in a serviced apartment, the assignee will not be entitled to reimbursement of costs or a daily allowance.

ING will bear the agreed costs (rent and base utilities) of temporary accommodation.

Relocation assistance

In designated countries where ING has a significant number of international assignees, ING will nominate a relocation agent, if available, to help assignees settle into the host location. Otherwise, a host HR consultant will help search for real estate and provide other assistance.

Revised version effective 13th October 2010

Long-Term Assignment Policy

3. Compensation

Balance sheet and base salary

The guiding principle is to make sure that assignees have broadly the same, relative spending power in the host country as they have in their home country. A balance sheet approach is used to maintain parity between net salary in the home and host country. The balance sheet takes into account hypothetical tax, hypothetical social security, hypothetical home housing, a cost of living index, the exchange rate and a hardship allowance (if applicable). The balance sheet calculation is explained in more detail in a separate document.

The balance sheet becomes effective on the assignment contract start date. If applicable, home country benefits (e.g. holidays) will be settled pro-rata and ‘cashed out’. The balance sheet will be reviewed once a year. The result of the annual review may mean that the assignee’s original net assignment income may increase or decrease depending on changes to the cost of living index, exchange rates, tax rates and so on.

The balance sheet may also be reviewed in response to a change in circumstances, as evaluated and approved by the home IHR advisor. For instance, if the assignee changes marital status, a new balance sheet is calculated and becomes effective on the first day of the month after the assignee communicates the change.

Bonus

Assignees may be able to take part in the host country bonus plan, if one is in place, based on qualifying criteria. Host and home country line managers will determine the level of participation. The home country scheme will be taken into account as a minimum guide for equal job performance.

Equity based awards

Assignees may be able to take part in the host country equity award plan, if one is in place, based on qualifying criteria. Participation will be at the discretion of host country management responsible for allocating long term incentive awards. The home scheme will be used as a guide.

The tax treatment of bonuses, deferred compensation and other remuneration is detailed in the NPP.

Revised version effective 13th October 2010

Long-Term Assignment Policy

4. Benefits

Host country housing

ING will provide assistance with housing in the host location. Depending on availability, assistance will be provided directly, either by the local ING office or relocation agent appointed by ING.

Assignees should use their pre-assignment visit to look for furnished or unfurnished rental accommodation. The relocation allowance will cover alterations, additional purchases and other expenses related to the housing. The assignee should contact their host IHR advisor before making any housing commitments.

ING will pay any legal costs associated with securing accommodation. Assignees will either receive a housing allowance to cover rent or ING will pay the landlord directly – whichever proves the most tax-efficient. The level of any housing allowance will be set according to median competitor practise in the host country. It and will be determined by location, position and the assignee’s family size.

Your International HR advisor will inform you of the allowance. It will be revised upwards or downwards according to competitor practise upon the lease renewal date.

Assignees will be responsible for maintaining the standard of interior decoration and cleanliness of their host country accommodation, and for minor repairs that are normally undertaken by a householder. The assignee will not be responsible for structural repairs and maintenance (if not due to damage or negligence for which they are responsible). Similarly, they are not responsible for exterior painting and decoration, unless the lease contract exceptionally determines otherwise. Depending on the lease, the assignee may be responsible for lawn care, gardening and snow removal. Any dilapidation above normal wear and tear will be the assignee’s responsibility.

The assignee will be responsible for costs of utilities, liability insurance (where applicable) and insurance of the entire contents of the property, including appliances.

As long-term assignments are time limited, you should not buy a property in the host country. If assignees do buy a property, they lose the entitlement to a housing allowance.

ING will not support a mortgage application with a local financial institution or approve a subsidised mortgage rate in the host country, should this be a local benefit received by ING employees.

Revised version effective 13th October 2010

Long-Term Assignment Policy

White goods

Assignees are encouraged to either ship white goods with them or find rented accommodation where white goods are provided. If neither is possible, ING will supply reasonable necessary appliances and arrange for their removal at the end of an assignment. Assignees will be responsible for any repairs in the meantime.

Utilities

The assignee is responsible for electricity and household fuel charges, water and sewerage charges, rubbish disposal and any other such costs. When the difference between home and host country utility costs is more than 10% (based on data provided by the external data provider), a utility differential will be calculated as part of the balance sheet to compensate.

Domestic and security staff

The cost of domestic staff will be the assignee’s responsibility. The difference in relative costs between home and host country will be part of the cost of living differential, as calculated in the balance sheet.

If ING Group Corporate Security defines the host location as ‘high-risk’, ING will employ security staff on behalf of the assignee.

Revised version effective 13th October 2010

Long-Term Assignment Policy

Company car

The following matrix outlines the general rules.

	The assignee is entitled to company car in home country	The assignee is not entitled to company car in home country
Company car scheme in host location available	• Car provided in host country through host company car scheme	• No car provided in host country
	• Deduction of the average employee’s contribution (including tax liability) in the balance sheet	• No deduction or addition in the balance sheet
No company car scheme in host location available	• No car provided in host country	• No car provided in host country
	• Addition of the average net car benefit in cash value in the balance sheet	• No deduction or addition in the balance sheet

Subject to business or location requirements, host line management may provide a company car. A car and chauffeur will only be provided if the host location has been defined as ‘high risk’ by ING Group Corporate Security.

Spouse Assistance Programme

Accompanying dependent spouses or partners are strongly advised to attend the pre-assignment briefing to discuss the impact that an assignment is likely to have on them and to highlight any particular needs they may have.

Accompanying dependent spouses or partners may wish to enrol in educational training to support their job hunt in the host country, or to prepare them for work when they return to the home country. The Spouse Assistance Programme will cover reasonable costs associated with such training and support, limited to the equivalent of €10,000 per assignment. ING will either make payments directly to the service provider or reimburse assignees for expenses incurred – whichever is more tax efficient.

The host IHR advisor will discuss, advice and authorise any assistance. Commitments should not be made without prior approval.

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Long-Term Assignment Policy

Children’s education

ING understands the need to maintain a level and continuity of education for any dependent children accompanying employees on assignment. Assignees should have an opportunity to look at schools during the pre-assignment visit.

ING will reimburse assignees for the costs of suitable schooling for any accompanying dependent children between the ages of three and eighteen (or until they start university or college, if they do so before they are eighteen). ING will not cover college or university tuition fees. When non fee-paying schooling in the host country is of the same standard as home country schooling, it may be considered suitable schooling.

ING will meet the costs for basic tuition and other required school fees. If the assignees are already paying school fees in the home country or if paying for home country school fees is common practise in the home country, these costs will be deducted from the reimbursement.

ING will not pay for uniforms or books, nor will it meet transportation costs incurred by children between home and school, including school buses in line with competitor practise. Field trips and extra-curricular activities will need to be borne by you, irrespective whether these are compulsory or not. In line with competitor practise ING will not pay for Boarding School fees.

Assignees will receive assistance from the host HR consultant or relocation agent (if available) on the choice of schools. If necessary, an external educational consultant might be asked for assistance, and ING will meet these costs.

To qualify for children’s educational reimbursement, the choice of school and an educational consultant, if necessary, must be approved through the host IHR advisor before any commitment is made.

Club membership

Most host countries have facilities where assignees and their accompanying dependent families can enjoy the sporting and social activities they would at home. Assignees will bear the cost of any membership fees for clubs and societies.

ING recognises the importance for assignees and their accompanying dependent families to have contact with people of a similar cultural background. In extreme hardship locations where such facilities are not readily available or accessible, ING will cover the cost of membership (enrolment fees) for one social club for assignees and their accompanying dependent family. The choice of club should be in line with ING’s ethical and business standards and will be approved by the host IHR advisor.

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Long-Term Assignment Policy

In some circumstances, ING may cover the cost of an assignee’s sole membership to a business club. This will be agreed between the host line manager approving the cost and the host IHR advisor.

Personnel benefits

Benefits offered to host country staff, such as discounts and favourable loan rates, will generally be available to long-term assignees – an exception being favourable mortgage loans. The host IHR advisor will inform assignees which benefits they can take advantage of.

Long service gratuity

Throughout the assignment, assignees will continue to accrue time towards a long service gratuity. If assignees are entitled to receive a gratuity during their assignment, it will be based on the notional home salary used to calculate the balance sheet. The host country will pay a net amount equal to what the assignee would have received, had they stayed at home.

If the home country does not have a long service gratuity but the host country does, assignees will not be entitled to an award.

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Long-Term Assignment Policy

5. Travel and leave

ING Travel Policy

All business travel must conform to the terms of the ING Travel Policy. Non-business travel during the assignment is covered in this section. Non-business travel includes the initial outward flight, post-to-post transfers and the final repatriation flight, rest & recuperation leave and compassionate leave.

Below is a summary of the ING Travel Policy with the additional amendments.

Passenger profile

On the initial outward flight, post-to-post transfer flight and final repatriation flight, assignees will, if applicable, travel with their accompanying family. On business trips, ING staff travel alone.

Class of travel

If assignees and their accompanying dependent family are going on a non-business trip, direct flights under four hours will be economy class. For longer flights, business class travel will be provided.

Local transport

Assignees should choose the safest, most economical and/or practical local transport for their destination. Chauffeur-driven cars are only provided in exceptional circumstances, for example in high security risk areas.

Booking

Assignees will need to book all travel through the designated travel agent or booking practice in the host country. The travel office will then organise the route, airline and accommodation on behalf of the assignee.

Exchanging tickets

Assignees will not be able to take cash in lieu of plane or train tickets, or be able to use the ticket value to book travel on boats, cruises etc.

Incentives

Assignees and their accompanying dependent family can keep any frequent flyer points or bonuses – and may choose to use them to upgrade flights or accommodation.

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Long-Term Assignment Policy

Annual leave

Assignees will be entitled to a maximum of 30 working days per calendar year (January-December) as annual leave in each full year and pro rata in any part of the assignment year. Taking leave will be subject to the needs of the business and must be arranged and approved in advance with host line management. In any case, assignees are assumed not to take leave during the first three and last three months of their assignment.

The entitlement must be used in the year to which it relates. It may not be carried forward to another year and no payment will be made in lieu of any entitlement not used. Host line management will be responsible for keeping track of leave entitlements.

Home leave

Home leave is an opportunity for assignees, and any dependent family that are accompanying them on assignment full time, to keep in touch with extended family and friends back home. It can also be used to give a fresh perspective on living abroad and to maintain the assignee’s relationship with their home business. Time spent visiting the home office will not be counted as leave.

Assignees and their accompanying dependent family are entitled to a home leave cash allowance. The home leave cash allowance is determined as 50% of the flight cost to ING. Where possible the flight cost is based on the price for a ‘refundable’ ticket, assuming a direct flight from home to the host location. The flight class travel will follow the “Class of travel policy” as described in the Long Term Assignment policy. The company will pay the taxes payable on the cash allowance.

The actual amounts will be determined in November of each year and communicated and paid via the host salary payroll in the following January.

Assignees starting their assignment during the calendar year, receive a pro-rated home leave allowance according to the number of full months left in the host location during that calendar year. Assignees starting their assignment on or after October 1 are not granted an allowance for the remainder of that calendar year.

Assignees who are due to repatriate on or before April 1, are not entitled to a home leave allowance for the calendar year in which they repatriate.

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Long-Term Assignment Policy

Sick leave

Time off for sickness will be in line with the better of the home or host country policy and practice. If illness extends beyond one month, assignees may be repatriated. This will be at the discretion of the host country IHR advisor and host line management and depends on the nature of the illness and commercial circumstances.

Maternity leave

Maternity leave will be the greater of either home or host country entitlement.

Compassionate leave

Compassionate leave is granted depending on individual circumstances and will be determined by host line management.

Generally, assignees will be entitled to two weeks compassionate leave in the event of the death or life-threatening illness of their or their spouse/partner’s children, siblings, parents or grandparents. In the event of the death of a relative, ING will provide economy class air or train travel for the assignee and any accompanying dependent family. In the case of life-threatening illness, one economy class ticket will be provided. The assignee will be responsible for accommodation costs. Assignees should notify their host line management and host IHR advisor of need for travel.

Rest and recuperation (R&R)

While on assignment in a location that has been designated an area of extreme hardship, assignees and any accompanying dependent family will be able to take five days of leave per annum for rest and recuperation. This will be in addition to the annual leave entitlement. Assignees should contact their host IHR advisor for a list of possible destinations within their region. No travel arrangements should be made before consultation with the advisor.

ING will cover economy class travel costs for the assignee and any accompanying dependent family and will reimburse agreed accommodation costs. All other costs will be the assignee’s responsibility. Again, as leave is subject to the needs of the business line, assignees must arrange and gain approval of R&R in advance with the host line manager.

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Long-Term Assignment Policy

Public holidays

While on assignment, assignees may take the customary public holidays observed locally by ING in the host country. Any difference in public holiday provision between host and home countries will not be accommodated.

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Long-Term Assignment Policy

6. Insurance and Pension

Medical insurance

Assignees and their accompanying dependent family (if applicable) will be covered throughout the assignment by international medical insurance taken out by ING Group.

Details of the scheme, including the range and level of benefits and the procedure for making claims, will be provided during the pre-assignment briefing.

From September 1, 2009, a hypothetical home country medical deduction will be deducted from your salary. This deduction will broadly mirror the minimum ING home country medical contribution you would currently pay if you remained in your home country working with ING. Your balance sheet will indicate the actual deduction.

Travel insurance

The provision of travel insurance will be determined by the host company booking procedures. Assignees are strongly advised to familiarise themselves with their travel insurance provisions and take any appropriate action if required.

Details of travel insurance provisions can be obtained from the designated travel offices.

Social security

ING intends to maintain the appropriate level of home country social security benefits or their equivalent while the assignee is abroad. This may be by continuing membership in the home country social security scheme, joining an equally favourable host country scheme, or arranging private insurance with similar benefits. This may depend on home and host regulations, availability and cost efficiency.

ING will select the most appropriate method and bear both the employee and employer costs of providing consistent benefit. ING will be entitled to receive back the costs if such contributions are refunded.

Assignees with accompanying dependent children will have to apply for child benefit in the host location (if available). In case of any negative difference between host and home child benefit, or if child benefit is impossible to claim in the host country, ING will pay any shortfall.

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Long-Term Assignment Policy

Pension

In principle, assignees will remain in the home pension plan. If participation in the home pension plan is not feasible or not cost efficient, ING will provide an arrangement to maintain the same level of home pension benefits. Assignees will continue to contribute towards those schemes where applicable.

Where host country regulation requires contributions to the local governmental pension fund, ING will bear the cost. In the event of a refund of such contributions, any amount refunded belongs to ING.

Life insurance

If applicable, assignees will continue to be enrolled in any home country life insurance plans while on assignment and will continue to pay any premiums due.

Private insurance

With the exception of those mentioned, all insurances (including, but not limited to, personal legal liability, legal aid, life, accidental death, private car, private house, contents of both the house provided by ING and any private house) will be the assignee’s responsibility. It is up to the assignee to make sure these private insurances are adequate.

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Long-Term Assignment Policy

7. Repatriation, reassignment and localisation

ING’s policy is that assignments will always be of limited duration (maximum five years). Normal extensions of a current assignment up to five years will be co-ordinated by home and host line management and home and host HR.

At the end of the specified assignment period, the assignment will terminate. Assignees will either be repatriated, reassigned or localised.

Assignees should make sure discussions take place at least six months before the assignment is due to finish and home line management should inform the assignee of their intentions for their return no later than three months before the anticipated end date.

Repatriation

On repatriation, assignees and their accompanying dependent family will return home under the same terms and conditions for removal as for the outbound journey. Assignees will also receive a repatriation allowance to cover any unforeseen expenses associated with the move. The amount of the allowance will be one-twelfth of the assignee’s gross income as displayed on the balance sheet and will be paid net of tax in the host currency. The actual amount will be subject to the maximum limit of the assignee’s gross income quoted in table 2.

Reassignment

If assignees are reassigned to a new location, the assignment will be treated as a new assignment from the original home country. The same terms for removal apply. Assignees will receive a lump sum allowance of one-twelfth of the assignee’s gross income as displayed on the new balance sheet, paid net of tax in the host currency. The actual amount will be subject to the maximum limit of the assignee’s gross income quoted in table 2.

Table 2

Country	Currency	Amount
Eurozone countries	Euro	126,000
United Kingdom	GBP	94,500
United States	USD	126,000
Hong Kong	HKD	945,000
Japan	JPY	14,700,000
Singapore	SGD	210,000
Other countries	Euro	126,000

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Long-Term Assignment Policy

Localisation

Individuals on assignment in the host location for more than five years will be able to discuss the possibility of being ‘localised’ – put onto a local contract. In such instances, they will be informed of the new terms and conditions that will become applicable.

Termination of employment

If you resign from ING for what ever reason or are terminated by ING for cause (as defined in ING’s Employee Handbook and Compliance Guidelines), ING will not pay for any resulting repatriation costs.

In the event of you being made redundant by ING, in general, assignees and their accompanying dependent family will be repatriated to the home country prior to the end of the employment. ING will be responsible for all reasonable costs of the repatriation.

Repatriation, reassignment and localisation will be co-ordinated by home and host line management and home and host HR consultants.

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Long-Term Assignment Policy

Glossary

Assignees	Employees who are on a time-limited assignment in a country other than their home country.
Assignment letter/agreement	A written document with details of the main terms and conditions of a long-term assignment.
Balance sheet	A calculation method used to compensate assignees. It breaks down home base pay into housing; taxation; goods and services; and reserve. The balance sheet works best when a split pay approach is used – this means delivering pay components in the currency they are due to be spent in.
Daily allowance	An allowance to assist with daily expenses while on assignment.
Dependent child/ren	Child(ren) up to 25 years old, dependent on the assignee for financial support, who are part of the assignee’s household in the home country.
Dependent family	The legal spouse, partner and/or child(ren) up to 25 years old, dependent on the assignee for financial support, who are part of the assignee’s household in the home country.
Equity based awards	Plans designed to award participants with the opportunity to receive ING shares.
Hardship location	A location with significant adverse affect on the lifestyle or welfare of assignees and their dependants, when compared to living conditions in the home country.
Home country	Where assignees are, and remain, legally employed and where they are expected to return at the end of their long term assignment.
Host country	Where assignees work and live for the duration of their assignment.

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Long-Term Assignment Policy

HR consultant	Individuals responsible for all HR issues related to assignees’ home and host employment terms and conditions.
Hypothetical social security	A deduction made from payroll, equivalent to the social security obligation had the assignee remained working solely in the home country.
Hypothetical tax	A deduction made from payroll, equivalent to the tax obligation had the assignee remained working solely in the home country.
International Assignment Centre (IAC)	The centres in which international HR advisors are based.
International HR advisor (IHR advisor)	Experts in the field of assignment management who can provide advice and ‘hands-on’ support.
International Mobility Business Management (IMBM)	Part of ING Group HR International Mobility, IMBM deals with issues related to policies, processes, exception approvals and global providers.
Line management/managers	Individuals responsible for teams or other individual employees.
NPP	Net Pay Policy.
Relocation/repatriation allowance	One-off allowances to assist towards the costs associated with moving to/from the host country.
Tax equalisation	Tax equalisation ensures that assignees pay no more or less tax than they would have paid had they remained solely in their home country.

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Long-Term Assignment Policy

Further information

Supporting documents

Assignees should make sure they have a good understanding of all the policy documents that support their assignment:

•	ING Net Pay Policy for International Assignees

•	ING International Assignments – The Balance Sheet

•	ING Group Travel Policy.

International HR advisors

ING International HR advisors are available to offer guidance and support from International Assignment Centres around the world:

•	Amsterdam

•	Atlanta

•	Brussels

•	Hong Kong

•	London

•	New York

•	Singapore.

Revised version effective 13th October 2010